Exhibit 4.3

EXECUTION VERSION

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of October 31, 2014, among LEVEL 3 FINANCING, INC., a Delaware corporation (the “Issuer”), LEVEL 3 COMMUNICATIONS, INC., a Delaware corporation (“Parent”), LEVEL 3 COMMUNICATIONS, LLC, a limited liability company (“Level 3 LLC”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS i) Level 3 Escrow II, Inc. (“Level 3 Escrow”) and the Trustee have heretofore executed and delivered an Indenture dated as of August 12, 2014 (as amended, supplemented or otherwise modified from time to time, the “Indenture”; capitalized terms used but not defined herein have the meanings assigned thereto in the Indenture), providing for the issuance by the Issuer of its 5.375% Senior Notes Due 2022 (the “Securities”), and ii) the Issuer, Parent, Level 3 Escrow, Level 3 LLC and the Trustee have heretofore executed and delivered a Supplemental Indenture dated October 31, 2014, pursuant to which Level 3 LLC has guaranteed the Issuer’s obligations under the Indenture (the “Subordinated Guarantee”);

WHEREAS the Issuer, Parent, certain lenders (together with their successors and assigns and any future Lenders under and as defined in the Credit Agreement (as hereafter defined) (the “Lenders”) and Merrill Lynch Capital Corporation, as administrative agent and collateral agent (the “Administrative Agent”), have entered into a Credit Agreement dated as of March 13, 2007 (as amended and restated as of October 31, 2014 and as may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), under which the Issuer has borrowed term loans in an aggregate principal amount of $4,610,500,000 from the Lenders (the “Term Loans”);

WHEREAS the obligations of the Issuer under the Credit Agreement and the other Loan Documents (as defined therein) have been guaranteed by Level 3 LLC;

WHEREAS the proceeds of the Term Loans have been advanced to Level 3 LLC under an intercompany demand note dated March 13, 2007, as amended and restated on October 31, 2014 in a principal amount of $4,610,500,000, issued by Level 3 LLC to the Issuer (together with any additional loan proceeds note issued pursuant to Section 9.02 of the Credit Agreement, and as such note or any such additional note may be further amended from time to time, the “Loan Proceeds Note”);

WHEREAS the Loan Proceeds Note has been pledged by the Issuer to the Collateral Agent (as defined in the Credit Agreement) in order to assure the Lenders against loss in respect of the obligations of the Issuer under the Credit Agreement;

WHEREAS pursuant to Section 1308 of the Indenture, the Trustee is authorized to enter into a supplemental indenture which subordinates in any bankruptcy, liquidation or winding up proceeding a guarantee of an Issuer Restricted Subsidiary as guarantor or borrower pursuant to the Indenture to the obligations of such Subsidiary under a Qualified Credit Facility;

WHEREAS upon the guarantee of the Securities by an Issuer Restricted Subsidiary (other than Level 3 LLC), the Issuer, Parent, the Trustee and such Issuer Restricted Subsidiary shall enter into a supplemental indenture in substantially the form of this Supplemental Indenture pursuant to which such guarantee will be subordinated in any bankruptcy, liquidation or winding up proceeding to the obligations of such Issuer Restricted Subsidiary under the Loan Documents (as defined in the Credit Agreement);

WHEREAS the Credit Agreement constitutes a Qualified Credit Facility and the guarantee of the obligations under the Credit Agreement by Level 3 LLC and the issuance and pledge of the Loan Proceeds Note constitute Guarantees of a Qualified Credit Facility; and

WHEREAS pursuant to Section 901 and Section 1307 of the Indenture, the Trustee, Parent, the Issuer and Level 3 LLC are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Parent, the Issuer, Level 3 LLC and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

ARTICLE I

Subordination

SECTION 1.1. Subordination.  Each of the parties hereto hereby agree that all obligations in respect of any amounts payable by Level 3 LLC pursuant to the Subordinated Guarantee, including the guarantee of the payment of principal, premium (if any), interest or all other amounts payable in respect of the Securities (the “Subordinated Obligations”), shall be subordinate and junior in right of payment, to the extent and in the manner provided in the Indenture (as supplemented by this Supplemental Indenture), to the prior payment in full in cash of all obligations (including without limitation the Obligations (as defined in the Credit Agreement)) of Level 3 LLC under or in respect of the Loan Documents (as defined in the Credit Agreement) and the Loan Proceeds Note, including the payment of principal, premium (if any), interest (including interest arising after the commencement of a bankruptcy or other proceeding, whether or not such a claim is permitted in such proceeding), the guarantees thereof or all other amounts payable thereunder (the “Senior Obligations”).

SECTION 1.2.  Subordination in the Event of Dissolution or Insolvency of Level 3 LLC.  Upon any distribution of assets of Level 3 LLC in connection with its dissolution or insolvency or upon any dissolution, winding up, liquidation or reorganization of Level 3 LLC, whether in bankruptcy, insolvency, reorganization, arrangement or receivership or similar proceedings, or upon any assignment for the benefit of creditors or any other marshaling of the assets and liabilities of Level 3 LLC:

(a)  the holders of the Senior Obligations (the “Senior Creditors”) shall first be entitled to receive payment in full in cash of the Senior Obligations in accordance with the terms of such Senior Obligations before the Securityholders shall be entitled to receive any payment on account of the Subordinated Obligations owed by Level 3 LLC in respect of the Securities, whether of principal, premium (if any), interest, pursuant to the Subordinated Guarantee or otherwise; and

(b)  any payment by, or distribution of the assets of, Level 3 LLC of any kind or character, whether in cash, property or securities, to which the Securityholders would be entitled except for the provisions of Section 1308 of the Indenture and this Supplemental Indenture shall be paid or delivered by the Person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Administrative Agent or the Senior Creditors to the extent necessary to make payment in full in cash of all Senior Obligations remaining unpaid, after giving effect to any concurrent payment or distribution to the Administrative Agent or the Senior Creditors in respect of the Senior Obligations.

SECTION 1.3.  Certain Payments Held in Trust.  In the event that any payment by, or distribution of the assets of, Level 3 LLC of any kind or character, whether in cash, property or securities, and whether directly or otherwise, shall be received by or on behalf of the Trustee or the Securityholders at a time when such payment is prohibited by or contrary to the agreements set forth in this Supplemental Indenture, such payment or distribution shall be held in trust for the benefit of, and shall be paid over to, the Administrative Agent or the Senior Creditors to the extent necessary to make payment in full in cash of all Senior Obligations remaining unpaid, after giving effect to any concurrent payment or distribution to the Administrative Agent or the Senior Creditors in respect of such Senior Obligations.

SECTION 1.4   Trustee Not Fiduciary. The Trustee shall not be deemed to owe any fiduciary duty to the Senior Creditors and shall not be liable to any such Senior Creditor if the Trustee shall in good faith mistakenly pay over or distribute to the Securityholders or to the Issuer or to any other person cash, property or securities to which any holders of Senior Obligations shall be entitled by virtue of this Article or otherwise. With respect to the holders of Senior Obligations, the Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in this Article and no implied covenants or obligations with respect to holders of Senior Obligations shall be read into this Supplemental Indenture against the Trustee.

SECTION 1.5.  Legend.  Any and all instruments or records now or hereafter creating or evidencing the Subordinated Obligations, whether upon refunding, extension, renewal, refinancing, replacement or otherwise, shall contain the following legend:

“Notwithstanding anything contained herein to the contrary, neither the principal of nor the interest on, nor any other amounts payable in respect of, the indebtedness created or evidenced by this instrument or record shall be paid or payable with or by the funds provided by Level 3 Communications, LLC, except to the extent permitted under the Supplemental Indenture dated October 31, 2014, among Level 3 Communications, Inc., Level 3 Communications, LLC, Level 3 Financing, Inc. and the Trustee, which Supplemental Indenture is incorporated herein with the same effect as if fully set forth herein.”

SECTION 1.6.  Obligations Hereunder Not Affected.  So long as the Credit Agreement shall constitute a Qualified Credit Facility, this Supplemental Indenture shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Senior Obligations or any part thereof shall be rescinded or must otherwise be returned by the Administrative Agent and the Senior Creditors upon the insolvency, bankruptcy or reorganization of Level 3 LLC or otherwise, all as though such payment had not been made.

ARTICLE II

Miscellaneous

SECTION 2.1.  Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 2.2. Modification.  No modification, amendment or waiver of any provision of this Supplemental Indenture shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

SECTION 2.3.  Opinion of Counsel.  Concurrently with the execution and delivery of this Supplemental Indenture, the Issuer shall deliver to the Trustee an Opinion of Counsel to the effect that this Supplemental Indenture has been duly authorized, executed and delivered by each of Parent, the Issuer and Level 3 LLC and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, this Supplemental Indenture is a legal, valid and binding obligation of Parent, the Issuer and Level 3 LLC, enforceable against each of them in accordance with its terms.

SECTION 2.4.  Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 2.5.  Counterparts. The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.6.  Headings.  Article and Section headings used herein are for convenience of reference only, are not part of this Supplemental Indenture and are not to affect the construction of, or to be taken into consideration in interpreting, this Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

LEVEL 3 COMMUNICATIONS, INC.,

By
/s/ Rafael Martinez-Chapman
Name:	Rafael Martinez-Chapman
Title:	Senior Vice President and Treasurer

LEVEL 3 FINANCING, INC.,

By
/s/ Rafael Martinez-Chapman
Name:	Rafael Martinez-Chapman
Title:	Senior Vice President and Treasurer

LEVEL 3 COMMUNICATIONS, LLC,

By
/s/ Neil J. Eckstein
Name:	Neil J. Eckstein
Title:	Senior Vice President, Assistant General Counsel and Assistant Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee,

By
/s/ Melonee Young
Name:	Melonee Young
Title:	Vice President

[Subordination Supplemental Indenture]